                                                                    EXHIBIT 10.1



NBC Network
30 Rockefeller Plaza
New York, NY  10112
212-664-4444



March 2, 1998

STC Broadcasting, Inc.
c/o KRBC-TV
4510 South 14th Street
Abilene, Texas 79605

                     Re: KRBC-TV (Abilene, Texas)
Gentlemen:

     In connection with the Affiliation Agreement (the "Agreement") dated December 20, 1995 between NBC Television Network ("NBC") and STC Broadcasting, Inc. (as successor-in-interest to Abilene Radio & Television Company), licensee of television broadcast station KRBC-TV (collectively, the "Station") and the agreement dated December 20, 1995 with respect to its satellite station KACB (San Angelo, Texas), NBC and the Station agree to the following provisions and to amend the Agreement, effective as of the date hereof, as set forth below:

     1. The expiration date of the term set forth in Paragraph 1 of the Agreement is hereby changed from July 31, 2005 (the "Original Expiration Date") to December 31, 2010.

     2. Notwithstanding anything to the contrary set forth in Paragraph 5 of the Agreement, during the twelve-month period commencing on the Original Expiration Date and each subsequent twelve-month period thereafter during the term of the Agreement, the aggregate amount of compensation payable by NBC to the Station shall be equal to the greater of (i) the aggregate amount of compensation actually paid by NBC to the Station during the twelve-month period immediately preceding the Original Expiration Date and (ii) an amount equal to (a) the Compensation Factor (as defined below) for such twelve-month period multiplied by (b) the Station's then-current NBC Percent as determined in accordance with Exhibit A annexed hereto and made a part hereof (the "NBC Percent"). For purposes of this Agreement, the following definitions shall also apply:

                 (a) The "Compensation Factor" for any twelve-month period referred to above shall be an amount equal to (i) the aggregate compensation actually paid by NBC during the immediately preceding twelve-month period to all NBC Affiliates in the Measured Markets (as defined below) divided by (ii) the sum of all such NBC Affiliates' respective NBC Percents.

                 (b) The "Measured Markets" for purposes of any calculation hereunder shall mean the ten markets immediately above the Station and the ten markets immediately below the Station, when ranked on the basis of their total audience delivery of the NBC Television Network.

     3. The Station hereby agrees to enter into good faith negotiations with NBC with respect to the appointment and authorization of NBC regarding the negotiation of agreements related to the grant of retransmission rights to the broadcast signal of the Station with multiple system operators ("MSO's") and other cable television systems whose subscribers are located within or without the ADI of the Station who would be able to receive the Station's signal.

     4. In the event that at any time during the term of the Agreement, NBC seeks to replace or supplement its current form of affiliation agreement or arrangements with the NBC Affiliates, generally, with other contractual arrangements, including, without limitation, participation in a joint venture or other similar arrangement between NBC and its NBC Affiliates, Station agrees to enter into good faith negotiations with NBC with respect to such other arrangements,



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so long as the minimum number of NBC Affiliates whose consent to such arrangements is determined to be required by NBC have agreed to so participate.

         5. Each defined term used herein without definition shall have the meaning assigned to such term in the Agreement.

         Except as provided herein, the Agreement is hereby affirmed and shall remain in full force and effect.

                                        Very truly yours,

                                        NBC TELEVISION NETWORK

                                        By: /s/ Jean M. Dietze
                                           ------------------------------
                                        Name:   Jean M. Dietze
                                        Title:  VP Affiliate Relations
The foregoing has been reviewed by,
and is acceptable to:

STC BROADCASTING, INC.

BY: /s/ Frederick W. Brazelton
   -------------------------------
Name:   Frederick W. Brazelton
Title:  Vice President






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NBC TV NETWORK


December 20, 1995


Abilene Radio & Television Stations Inc.
and
Abilene Radio & Television Co.
c/o KRBC-TV
Box 178 Abilene, Texas 76904

Gentlemen:

     In connection with that certain Affiliation Agreement (the "Agreement") dated December 20, 1995, between NBC Television Network "NBC") and Abilene Radio &, Television Co., licensee of television broadcast station KRBC-TV, (collectively, the "Station"), the Station and NBC hereby agree as follows:

     1. NBC will reimburse Station for up to $50,000 per year of Station's expenditures for advertising and off-air promotion of Station and NBC programming (the "Promotion Amount"); provided, however, that Station agrees to provide, in each such year, on-air promotion of NBC -programming on the Station in an amount equal to the Promotion Amount reimbursed by NBC for such year. Such on-air Promotion shall be in addition to Station's commitments pursuant to NBC's "2600 GRP's" promotion plan and the amount of such on-air promotion shall be calculated based upon Station's standard rates charged to unaffiliated third parties for comparable advertising time, after giving effect to all customary and usual discounts and other rate reductions; provided that the maximum aggregate amount payable by NBC to Station relating to such reimbursement for advertising and off-air promotion of Station shall not exceed $50,000 for each year during the term of the Agreement. Station shall furnish NBC with reports and other applicable documentation to substantiate the amount of all Promotional Amounts to be reimbursed by NBC hereunder. All amounts owed by NBC pursuant to the foregoing shall be paid by NBC to Station on a quarterly basis within thirty
(30) days after the end of the calendar quarter in which NBC receives such applicable documentation for incurred Promotional Amounts.

     2. NBC agrees that Station's net annual compensation during the term of the Agreement shall not be less than $245,000, after deduction of the applicable annual amounts for the Waiver Percentage and NBC News Channel Fees; provided that such annual compensation amount shall be reduced to $235,000 in years in which NBC offers Olympic programming. The foregoing annual compensation target amount is based on the following assumptions:

               (i) The Station performs all of its obligations and commitments under the Agreement and complies with each and every of its commitments regarding clearance and preemption of NBC programming as set forth in the Agreement; specifically, the foregoing amount assume that the Station is broadcasting NBC programming live in all of the Programmed Time Periods applicable to the Station and NBC Sports Programming as provided for in the Agreement, except for the permitted "Prime Time Preemption Amounts" and "Sports Preemption Amounts" (as such terms are defined in the Agreement);

               (ii) The Station fulfills its commitments set forth in the Agreement regarding local news programming and pursuant to NBC's "2600 GRPs" promotion with respect to promotion of NBC programming; and

               (iii) The foregoing annual compensation amounts may not be achieved in years in which a significant portion of NBC programming consists of news coverage in addition to regularly scheduled news programming.

     3. NBC agrees to make available to Station marketing, research and promotion expertise in connection with moving KRBC-TV's 5:00 P.M. weekday local news program to 6:00 P.M. and generally making satellite station KABC a more effective presence in its market.





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     4.          Station agrees, during the first year of the Agreement, to begin working with NBC to further "brand" the Station as an "NBC Station" in its market through cooperative efforts in areas such as on-air promotion, unified graphic design, use of the NBC peacock logo and NBC identification.

     5. Each defined term, used herein without definition shall have the meaning assigned to such term in the Agreement.

              Please indicate your acceptance of the foregoing by signing in the space indicated below.

                                        Very truly yours,

                                        NBC TELEVISION NETWORK

                                        By: /s/ John F. Damiano
                                           ------------------------------
                                        Name:   John F. Damiano
                                        Title:  Sr. VP Affiliate Relations

The foregoing has been reviewed by,
and is acceptable to,
Abilene Radio & Television Co.

By: /s/ Gary Ackers
   ------------------------
Name:   Gary Ackers
Title:  President







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

NBC TV NETWORK


December 20, 1995

Abilene Radio & Television Stations Inc.
and
Abilene Radio & Television Co.
c/o KRBC-TV
Box 178
Abilene, Texas 76904

Gentlemen:

RE: KRBC-TV (Abilene, Texas)

         The following shall comprise the agreement between us for the affiliation of your KRBC-TV television broadcasting station KRBC-TV (Abilene Radio & Television Co. ("Abilene") and KRBC-TV collectively herein called "Station") with the NBC Television Network (herein called "NBC") and shall supersede and replace our prior agreement dated May 1, 1990, except for the most recent amendment with respect to network non-duplication protection under Federal Communications Commission ("FCC") Rules Section 76.92.

         1. Term. This Agreement shall be effective as of 3:00 A.M., New York City time on the 1st day of August, 1995 and, unless sooner terminated as provided in this Agreement, it shall remain in effect for a period of ten (10) years thereafter. It shall then be renewed on the same terms and conditions for a further period of five (5) years and for successive further periods of five
(5) years each, unless and until either party shall, at least twelve (12) months prior to the expiration of the then current term, give the other party written notice that it does not desire to have this Agreement renewed for a further period.

         2.      NBC Programming.

                 (a) NBC shall deliver to Station for free, over-the-air television broadcasting all programming which NBC makes available for broadcasting in the community to which Station is presently licensed by the FCC, except as otherwise expressly provided herein.

                 (b) NBC commits to supply sufficient programming throughout the term of this Agreement for the hours presently programmed by it (the "Programmed Time Periods"), which Programmed Time Periods are as follows (the specified times are all local time in Station's community of license):

Prime Time:      Monday thru Saturday - 7:00-10:00 P.M.
                 Sunday - 6:00-10:00 P.M.

Late Night:      Monday thru Thursday 10:35 P.M.-12:35 A.M.
                 Friday - 10:35 P.M. - 12:35 A.M.
                 Saturday - 10:30 P.M.-12:00 Midnight

News:            Monday thru Friday - 6:30-7:00 A.M.,
                 7:00-9:00 A.M. and 5:30-6:00 P.M.
                 Saturday - 7:00-9:00 A.M. and 5:30-6:00 P.M.
                 Sunday - 7:00-9:00 A.M. and 5:30-6:00 P.M.

Daytime:         Monday thru Friday - 9:00-10:00 A.M.
                 and 11:00 A.M.-2:00 P.M.
                 Saturday - 9:00 A.M.-11:30 A.M.





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                  The selection, scheduling, substitution and withdrawal of any program or portion thereof delivered to Station during the Programmed Time Periods shall at all times remain within the sole discretion and control of NBC. The parties acknowledge that local and network programming needs may change during the term of this Agreement, and each party agrees throughout the term to negotiate in good faith with the other party any proposed modification of the Programmed Time Periods.

                 (c) In addition to the programming supplied pursuant to Paragraph 2(b) above, NBC shall offer Station throughout the term of this Agreement a variety of sports, special events and overnight news programming for television broadcast at times other than the Programmed Time Periods. Station shall have the right of first refusal with respect to any such programming good for seventy-two (72) hours as against any other television station located in Station's community of license or any television program transmission service furnishing a television signal to Station's community of license, including, but not limited to, any community antennae television system, subscription television service, multipoint distribution system and satellite transmission service. Station shall notify NBC of its acceptance or rejection of NBC's offer of such programming as promptly as possible. Station's acceptance of NBC's offer shall constitute Station's agreement to broadcast such programming in accordance with the terms of such offer and this Agreement. Notwithstanding any other provision in this Agreement, no preexisting acceptance of NBC programming shall be superseded or otherwise affected by this Agreement, and those acceptances shall remain in full force and effect. With respect to NBC programs outside the Programmed Time Periods (either offered or already contracted for pursuant to this Agreement), nothing herein contained shall prevent or hinder NBC from (i) substituting one or more sponsored or sustaining programs, in which event NBC shall offer such substituted program or programs to Station in accordance with the provisions of this Paragraph 2(c), or (ii) canceling one or more such NBC programs; provided, however, that NBC shall exercise all reasonable efforts to give Station at least three (3) weeks prior written notice of such substitution or cancellation. Station shall not be obligated to broadcast, and NBC shall not be obligated to continue to deliver, subsequent to the termination of this Agreement, any programs which NBC may have offered and which Station may have accepted during the term hereof.

         3.      Station Carriage in Programmed Time Periods.

                 (a) Station agrees that, subject only to the preemption rights set forth herein, including Station's unqualified right to preempt for Station's live coverage of local news events, Station shall broadcast over Station's facilities all NBC programming supplied to Station for broadcast in the Programmed Time Periods on the dates and at the times the programs are scheduled by NBC, except to the extent that Station is actually broadcasting programming pursuant to (and within the specified limits of) a commitment contemplated by Paragraph 3(b) below. As used herein, the "live coverage of local news events" with respect to Station's preemption rights shall in no event refer to the addition of scheduled local news programs as part of Station's regular continuing program schedule.

                 (b) As an inducement for NBC to enter into this Agreement, Station covenants, represents and warrants to NBC that during any Broadcast Year (as hereinafter defined) during the term hereof, Station shall preempt no more than twelve (12) hours in the aggregate of NBC programs during the Prime Time Programmed Time Period for any reason other than for the live coverage of news events (the "Prime Time Preemption Amount"). For the purposes of this Agreement, a "Broadcast Year" shall mean a twelve (12) month period during the term hereof which commences on any September 1 during the term hereof and which ends on August 31 of the immediately following year. Station hereby confirms that its rights and obligations under this Paragraph 3(b) are consistent with the provisions of Paragraph 4(c) below.

                 (c) The Station hereby agrees to accept and clear all sports programming offered to the Station by NBC outside the Programmed Time Periods ("NBC Sports Programming"), except for NBC sports programming which directly conflicts with Station's coverage of sports events and special events of particular local interest (collectively, such coverage of such sports events and special events are referred to below as "Special Programs"). Station agrees not to broadcast more than three (3) hours of Special Programs outside the Programmed Time Periods in the aggregate during any Broadcast Year during the term of this Agreement which would conflict with NBC Sports Programming outside the Programmed Time Periods (the "Sports Preemption Amount").

                 (d) Notwithstanding the foregoing provisions of subparagraphs (b) and (c) above and without limiting the provisions thereof, Station agrees that in any one (1) month period during a Broadcast Year, Station's preemptions of NBC Prime Time programs and NBC Sports Programming shall not exceed 40% of, respectively, the Prime Time Preemption Amount and the Sports Preemption Amount, unless otherwise consistent with Station's programming



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practice. In addition, Station agrees that in no event shall Station preempt
NBC programming for any programming offered or syndicated by any other broadcast television network; provided that such agreement by Station shall only be deemed in effect to the extent consistent with applicable law.

    4.      Preemptions

                 (a) In the event that Station, for any reason, fails to broadcast or advises NBC that it will not broadcast any NBC programming as provided herein, then, in each case, Station, upon notice from NBC to Station, shall broadcast such omitted programming and the commercial announcements contained therein (or any replacement programming and the commercial announcements contained therein) during a time period or periods which the parties shall promptly and mutually agree upon and which shall, to the extent possible, be of a quality and rating value comparable to that of the time period or periods at which such omitted programming was not broadcast as provided herein. In the event that the parties do not promptly agree upon a time period or periods as provided in the preceding sentence, then, without limitation to any other rights of NBC under this Agreement or otherwise, NBC shall have the right to license the broadcast rights to the applicable omitted programming (or replacement programming) to another television station located in Station's community of license.

                 (b) In the event that Station preempts or fails to clear or broadcast any NBC programming as provided herein for any reason other than: (i) the live coverage of local news events, (ii) as permitted by Paragraphs 3(b), 3(c) or 3(d) above, (iii) force majeure as provided for in Paragraph 11 below, or (iv) because: (A) the programming is delivered in a form which does not meet accepted standards of good engineering practice; (B) the programming does not comply with the rules and regulations of the FCC; or (C) Station reasonably believes that such programming .would not meet prevailing contemporary standards of good taste in its community of license, then, without limiting any other rights of NBC under this Agreement or otherwise, upon NBC's request, Station shall pay NBC, or NBC may deduct or offset from any amounts payable to Station hereunder or under any other agreement between Station and NBC (or an entity controlling, controlled by or under common control with NBC), an amount equivalent to NBC's loss in net advertising revenues attributable to the failure of Station to broadcast such program in Station's market as scheduled by NBC, which amount shall be calculated in accordance with Exhibit A hereto. Without limiting or affecting any other determination of a material breach hereunder, any failure by Station to pay any amount due under this Paragraph 4(b) shall be deemed a material breach of this Agreement. In the event of Station's material breach of this Agreement, without limiting any other of NBC's rights of NBC under this Agreement or otherwise, NBC shall have the option, exercisable in its sole discretion upon thirty (30) days' written notice to Station, to either (x) terminate Station's right to broadcast any one or more series or other NBC programs, as NBC shall elect, and, to the extent and for the period(s) that NBC elects, thereafter license the broadcast rights to such series or other NBC program(s) to any other television station or stations located in Station's I community of license or (y) unless the breach is cured within such thirty (30) day period, terminate this Agreement. Station acknowledges that NBC programming previously broadcast by Station has been consistent with the standards set forth in the foregoing clause (C); Station also agrees that Station's reasonable belief that an NBC program does not meet such standards will be based on a substantial difference in such program's style and content from NBC programs previously broadcast by Station, unless the relevant standards in the Station's community of license have changed.

                 (c) With respect to programs offered or already contracted for pursuant to this Agreement, nothing erein contained shall be construed to prevent or hinder Station from: (i) rejecting or refusing any NBC program which Station reasonably believes to be unsatisfactory or unsuitable or contrary to the public interest, or (ii) substituting a program which, in Station's opinion, is of greater local or national importance; provided, however, that Station shall give NBC written notice of each such rejection, refusal or substitution, and the reason therefor, at least three (3) weeks in advance of the scheduled broadcast, or as soon thereafter as possible (including an explanation of the cause for any lesser notice). Station confirms that its determination that a substitute program is of greater local or national importance shall be based on Station's reasonable good faith judgment.

    5.      Station Compensation. In further consideration of
Station's performance of its obligations under this Agreement NBC shall compensate Station as follows:

(a)(i) NBC shall pay Station for Station's broadcast of each network sponsored program or portion thereof (except those specified in Paragraph 5(b) below) which is broadcast during the Live Time Period therefor the amount resulting from multiplying the following:





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        (A)      Station's Network Station Rate, which is $610; by

        (B) The percentage set forth in the compensation matrix table attached hereto as Exhibit B (the "Compensation Table") opposite the applicable time period; by

        (C) The fraction of an hour substantially occupied by such program or portion thereof; by

        (D) The fraction of the aggregate length of all Commercial Availabilities during such program or portion thereof occupied by Network Commercial Announcements.

        As used herein, "Live Time Period" shall mean the time period or periods as specified by NBC for the broadcast of a program by Station; "Commercial Availability" shall mean a period of time made available by NBC during a network sponsored program for one or more Network Commercial Announcements; and "Network Commercial Announcement" shall mean a commercial announcement broadcast over Station during a Commercial Availability and paid for by or on behalf of one or more of NBC's network advertisers, not including, however, announcements consisting of billboards, credits, public service announcements, promotional announcements and announcements required by law.

                 (ii) For each network sponsored program or portion thereof (except those specified in Paragraph 5(b) below) which is broadcast by Station during a time period other than the Live Time Period therefor, NBC reserves the right, in its sole discretion, to withhold payment of compensation for such program. If NBC does not withhold payment of compensation for such program, NBC shall pay Station as if Station had broadcast the program or portion thereof during such Live Time Period, except that if the percentage set forth in the Compensation Table opposite the time period during which Station broadcasts the program or portion thereof is less than that set forth opposite such Live Time Period, NBC shall pay Station on the basis of the time period during which Station broadcasts the program or portion thereof.

                 (b) NBC shall pay Station such amounts as NBC and Station shall agree upon for all network sponsored programs broadcast by Station consisting of:

                 (i)     Sports programs;

                 (ii)    Special events programs, and

                 (iii) Programs for which NBC specifies a Live Time Period which straddles any of the time period categories in the Compensation Table.

                 (c) (i) On or about the fifteenth day of the last month of each calendar quarter during the term hereof, subject to the timely receipt of reports requested under Paragraph 9 below, NBC shall pay Station, by electronic transfer or such other means as NBC shall determine, an estimate of the amounts due hereunder for such calendar quarter. NBC shall make the appropriate adjustment for the payment actually due for such calendar quarter in the payment of the estimated amount due for the next calendar quarter. NBC shall calculate the amounts due hereunder on a weekly basis and shall report such amounts to Station within a reasonable period of time after the close of each month during the term.

                 (ii) From the amounts otherwise payable to Station hereunder, NBC shall deduct for each week during each calendar quarter of the term hereof a sum equal to 217% of Station's Network Station Rate provided in subparagraph 5(a)(i)(A) above (the "Waiver Percentage"). This deduction shall be calculated on a weekly basis, with 4.2857 as the agreed number of weeks per month, and shall be reported to Station with the reports due under subparagraph 5(c)(i) above. NBC shall make other deductions from the amounts otherwise payable to Station hereunder for additional services made available by NBC and utilized by Station such as, but not limited to, NBC News Channel.

                 (d) (i) As part of NBC's customary annual performance evaluation of the NBC affiliated broadcast television stations (collectively, the "NBC Affiliates"), NBC may decrease or increase the Pool (as defined below) only by a percentage amount which is equal to or less than the corresponding percentage decrease or increase, as applicable, in the Adult Audience Delivery (as defined below) during the prior Broadcast Year as compared to the Adult Audience Delivery during the Broadcast Year immediately preceding such prior Broadcast Year. Notwithstanding the foregoing, (A) any such adjustment in the amount of the Pool for any calendar year during the term of this Agreement shall not exceed five percent (5%) of the amount of the Pool for the prior calendar year, and (B) the 1994 Pool amount shall remain in





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effect during calendar years 1995 and 1996. As used herein, "Pool" shall mean, with respect to any calendar year, the aggregate of the Network Station Rates for all NBC Affiliates during such calendar year, and "Adult Audience Delivery," with respect to any Broadcast Year, shall mean the Adult 18-49 audience delivery of all NBC Affiliates as measured by the average of the NSI Sweeps in November, February and May during such Broadcast Year or such other demographic that becomes the primary selling demographic for Prime Time by the NBC Television Network; provided that in the event NBC changes its Primary Selling Demographic with respect to a Broadcast Year during the term hereof, NBC shall announce such change during July preceding the commencement of such Broadcast Year.

Subject to the limitations set forth below, NBC reserves the right as part of a general rate revision to reevaluate and change at any time: (A) the Network Station Rate set forth in subparagraph 5(a)(i)(A) above, (B) the percentages set forth in the Compensation Table, or (C) the Waiver Percentage set forth in subparagraph 5(c)(ii) above, by giving written notice to Station at least thirty (30) days prior to the effective date of such change. Notwithstanding the foregoing, NBC agrees that:

(X) In no event during the term of this Agreement shall the percentage of the Pool represented by Station's Network Station Rate (the "Station's Pool Percentage") be reduced to an amount which will result in (aa) if Station's Rate Index (as defined below) is less than 1 as of the date hereof, a Rate Index less than Station's Rate Index as of the date hereof or (bb) if Station's Rate Index is 1 or more as of the date hereof, a Rate Index of less than 1; and provided further, that NBC shall be permitted to reduce Station's Network Station Rate pursuant to subparagraph 5(d)(ii) below. As used herein, "Rate Index" shall mean the number obtained by dividing (cc) Station's Pool Percentage by (dd) Station's "NBC Percent" (i.e. the relative contribution to NBC (expressed as a percentage) as determined in NBC's customary annual performance evaluation of all NBC Affiliates);

(Y) the Compensation Table attached hereto as Exhibit B shall be modified during the term of this Agreement only as mutually agreed to by NBC and Station or as may be recommended by the NBC Affiliate Board; and

(Z) NBC may increase the Waiver Percentage only by reason of an increase in NBC's technical costs of delivering programming to the NBC Television Network; provided that any such increase in the Waiver Percentage shall be subject to review by the NBC Affiliate Board.

                 (ii) Notwithstanding anything contained in subparagraph 5(d)(i) to the contrary, the parties acknowledge that the payment of compensation to Station hereunder is in consideration of certain commitments by Station, including commitments regarding Station's local news program schedule and promotion of NBC programming as respectively set forth in Exhibits C and D attached hereto, which Exhibits are incorporated herein by this reference. In the event that Station (A) materially reduces its local news program schedule as set forth in Exhibit C, or (B) does not fulfill such commitments as are set forth in Exhibit D in all years during the term of this Agreement, NBC reserves the right to decrease Station's Network Station Rate by notifying Station in writing at least ninety (90) days prior to the effective date of such change.

     (e) Notwithstanding the foregoing, Station acknowledges that in the event that ownership or control of KACB (San Angelo, Texas) is sold or otherwise transferred to a party other than an entity controlled by or under common control with Abilene Radio & Television Station Inc., NBC shall have the right to reduce Station's Network Station Rate as appropriate to reflect the reduced coverage area of KRBC-TV (i.e., on a combined basis with KACB,).

     6. Local Commercial Announcements. Subject to the following sentence, NBC agrees that during each quarter during the term of this Agreement, the average weekly number of minutes available for Station's local commercial announcements in and adjacent to regularly scheduled NBC programming in each daypart (with pro-rated adjustments for national sports programming, special news coverage or other special events) shall not be less than ninety-five percent (95%) of the average weekly number of minutes for the applicable daypart during the 1993-94 Broadcast Year as set forth in Exhibit E attached hereto (except if the reduction is due to a change in applicable government regulations). In the event of a reduction in the average weekly number of minutes available for Station's local commercial announcements in and adjacent to regularly scheduled NBC programming which causes NBC not to be in compliance with the foregoing provision, NBC agrees to offset the effects of such reduction by providing Station with a comparable economic benefit,







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

which benefit may take the form of local coverage of NBC promotional announcements, an increase in the amount of station's preemptions permitted under Paragraphs 3(b), 3(c) or 3(d) hereof, or other form of benefit. The foregoing provisions of this Paragraph 6 are not intended to facilitate any disproportionate change by NBC in the allocation of the number of minutes available for Station's local commercial announcements in and adjacent to regularly scheduled NBC programming among different time periods in any daypart, if such change is solely for NBC's economic benefit.

         7. Delivery. NBC shall transmit the programming hereunder by satellite and shall notify Station as to both the satellite and transponder being used for such transmission, and the programming shall be deemed delivered to Station when transmitted to the satellite. Where, in the opinion of NBC, it is impractical or undesirable to furnish a program over satellite facilities, NBC may deliver the program to Station in any other manner, including but not limited to, in the form of motion picture film, video tape or other recorded version, postage prepaid, in sufficient time for Station to broadcast the program at the time scheduled. Such recordings shall be used only for a single television broadcast over Station, and Station shall comply with all NBC instructions concerning the disposition to be made of each such recording received by Station hereunder.

         8. Conditions of Station's Broadcast. Station's broadcast of NBC programming shall be subject to the following terms and conditions:

                  (a) Station shall not make any deletions from, or additions or modifications to, any NBC program furnished to Station hereunder or any commercial, NBC identification, program promotional or production credit announcements or other interstitial material contained therein, nor broadcast any commercial or other announcements (except emergency bulletins) during any such program, without NBC's prior written authorization. Station may, however, delete announcements promoting any NBC program which is not to be broadcast by Station, provided that such deletion shall be permitted only in the event and to the extent that Station substitutes for any such deleted promotional announcements other announcements promoting NBC programs to be broadcast by Station.

                  (b) For purposes of identification of Station with the NBC programs, and until written notice to the contrary is given by NBC, Station may superimpose on various Entertainment programs, where designated by NBC, a single line of type, not to exceed fifty (50) video lines in height and situated in the lower eighth raster of the video screen, which single line shall include (and be limited to) Station's call letters, community of license or home market-, channel number, and the NBC logo. No other addition to any Entertainment program is contemplated by this consent, and the authorization contained herein specifically excludes and prohibits any addition whatsoever to News and Sports programs, except identification of Station as provided in the preceding sentence as required by the FCC.

                  (c) The placement and duration of station-break periods provided for locally originated announcements between NBC programs or segments thereof shall be designated by NBC. Station shall broadcast each NBC program delivered to Station hereunder from the commencement of network origination until the commencement of the terminal station break.

                  (d) In the event of the confirmation by NBC of any violation by Station of any of the provisions of this Paragraph 8, NBC may, in its reasonable discretion, withhold an amount of compensation otherwise due Station under Paragraph 5 above which is appropriate in view of the nature of the specific violation, it being understood that the amount withheld for any violation shall not exceed the total compensation due Station for the week in which such violation occurs. Nothing contained in this Paragraph 8(d) shall limit the rights of Station under Paragraph 4(c) above.

         9. Station Reports Station shall submit to NBC in writing, upon forms provided by NBC, such reports as NBC may request covering the broadcast by Station of programs furnished to Station hereunder.

         10. Music Performance Rights. All programs delivered to Station pursuant to this Agreement shall be furnished with all music performance rights necessary for broadcast by Station included. Station shall have no responsibility for obtaining such rights from ASCAP, BMI or other music licensing societies insofar as the programs delivered by NBC to Station for broadcasting are concerned. As used in this paragraph, "programs" shall include, but shall not be limited to, program and promotional material and commercial and public service announcements furnished by NBC. Station shall be responsible for all music license requirements for any commercial and public service announcements or other material inserted by Station within or adjacent to the programs as permitted under the terms of this Agreement, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC's direction.

         11. Force Majeure. Neither Station nor NBC shall incur any liability hereunder because of NBC's failure to deliver, or the failure of Station to broadcast, any or all programs due to failure of facilities, labor disputes, government regulations or causes beyond the reasonable control of the party so failing to deliver or to broadcast. Without limiting the generality of the foregoing, NBC's failure to deliver a program for any of the following reasons shall be deemed to be for causes beyond NBC's reasonable control: cancellation of a program because of the death, illness or refusal to appear or perform of a star or principal performer thereon, or because of such person's failure to conduct himself or herself with due regard to social conventions and public morals and decency, or because of such person's commission of any act or involvement in any situation or occurrence tending to degrade him or her in society, or bringing him or her into public disrepute, contempt, scandal or ridicule, or tending to shock, insult or offend the community, or tending to reflect unfavorably upon NBC or the program sponsor.

         12. Indemnification. NBC shall indemnify, defend and hold Station, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless from and against all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of the use by Station, in accordance with this Agreement, of any program or other material as furnished by NBC hereunder, provided that Station promptly notifies NBC of any claim or litigation to which this indemnity shall apply, and that Station cooperates fully with NBC in the defense or settlement of such claim or litigation. Similarly, Station shall indemnify, defend and hold NBC, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless with respect to material added to or deleted from any program by Station, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC's direction. These indemnities shall not apply to litigation expenses, including attorneys' fees, which the indemnified party elects to incur on its own behalf. Except as otherwise provided herein, neither Station nor NBC shall have any rights against the other for claims by third persons, or for the non-operation of facilities or the non-furnishing of programs for broadcasting, if such non-operation or non-furnishing is due to failure of equipment, actions or claims by any third person, labor disputes, or any cause beyond such party's reasonable control.

         13. Station's Right of First Negotiation. Throughout the term of this Agreement, NBC shall give Station prompt notice of any determination by NBC to engage in new over-the-air broadcast ventures within Station's community of license (whether or not involving the transmission of television programs, but excluding any acquisition of an ownership interest in any broadcast television station) (a "Broadcast Venture"). NBC shall negotiate exclusively with Station in good faith, for a period of time following such notice to Station as shall be determined by NBC to be appropriate to the circumstances and as shall be specified in such notice, with respect to Station's participation on a financial and/or operational basis in any such Broadcast Venture within Station's community of license before NBC may enter into any such negotiations with a Third Party (as defined below) within such community of license. "Third Party" shall mean any person or entity other than an NBC Party; "NBC Party" shall mean any of NBC, National Broadcasting Company, Inc. or their respective parent, subsidiary, affiliated, related or successor entities.

         14. Change in Operations. Station represents and warrants that it holds a valid license granted by the FCC to operate the Station as a television broadcast station; such representation and warranty shall constitute a continuing representation and warranty by Station. In the event that Station's transmitter location, power, frequency, programming format or hours of operation are materially changed at any time so that Station is of less value to NBC as a broadcaster of NBC programming than at the date of this Agreement, then NBC shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Station.

         15.      Assignment.

                  (a) This Agreement shall not be assigned without the prior written consent of NBC which will not be unreasonably withheld, and any permitted assignment shall not relieve Station of its obligations hereunder. Any purported assignment by Station without such consent shall be null and void and not enforceable against NBC.

                  (b) Station agrees to include as a condition of any proposed assignment, sale or transfer of ownership or control of Station (including any assignment or transfer referred to in Paragraph 15(c) below other than a "short-form" assignment) a contractually binding provision that the assignee or transferee shall assume and become bound by this Agreement for (i) the remainder of the then-current term of this Agreement or (ii) three (3) years from the date of said assignment or transfer, whichever period is greater. Station acknowledges that any such assignment, sale or transfer which does not so provide for such assumption and for NBC's right to extend the term of this Agreement will cause NBC irreparable injury for which damages are not an adequate remedy. Therefore, Station agrees that NBC shall be entitled to seek an injunction or similar relief from any court of competent jurisdiction restraining Station from committing any violation of this Paragraph 15(b).

          (c) Station agrees that if any application is made to the FCC pertaining to an assignment or a transfer of control of Station's license, or any interest therein, Station shall immediately notify NBC in writing of the filing of such application. Except as to "short form" assignments or transfers of control made pursuant to Section 73.3540(f) of the FCC Rules, NBC shall have the right to terminate this Agreement in the event of any assignment or transfer. Station agrees, except in the case of "short form" assignments or transfers of control, that promptly following Station's notice to NBC, Station
(i) shall arrange for a meeting between NBC and the proposed assignee or transferee to review the financial and operating plans of the proposed assignee or transferee, and (ii) shall procure and deliver to NBC, in form satisfactory to NBC, the agreement of the proposed assignee or transferee that, upon consummation of the assignment or transfer of control of the Station's license, the assignee or transferee will assume and perform this Agreement in its entirety without limitation of any kind. If Station complies with its obligations set forth in the preceding sentence and NBC does not terminate this Agreement upon written notice to Station within the thirty (30) day period following the later of the meeting with the proposed assignee or transferee or the delivery to NBC of a satisfactory assumption agreement, NBC shall be deemed to have consented to the assignment or transfer of control.

          (d) NBC agrees that in the event of a sale or transfer of all or substantially all of the assets or business of NBC (whether structured as a sale or transfer of equity or assets of NBC), NBC agrees to assign this Agreement to the purchaser or transferee and to cause such purchaser or transferee to assume NBC's obligations hereunder; provided that the foregoing agreement shall not apply in the event that this Agreement becomes an obligation of such purchaser or transferee by operation of law. Upon such assignment and assumption, NBC shall have no liability to Station under this Agreement with respect to obligations arising after the effective date of such assignment and assumption.

     16. Unauthorized Copying and Transmission. Except for the rebroadcasting of Station's signal by KACB pursuant to the Satellite Agreement dated the date hereof, as attached as Exhibit F hereto (the "Satellite Agreement"), Station shall not authorize, cause, or permit, without NBC's consent, any program or other material furnished to Station hereunder to be recorded, duplicated, rebroadcast or otherwise transmitted or used for any purpose other than broadcasting by Station as provided herein. Notwithstanding the foregoing, Station shall not be restricted in the exercise of its signal carriage rights pursuant to any applicable rule or regulation of the FCC with respect to retransmission of its broadcast signal by any cable system or multichannel video program distributor ("MVPD"), as defined in Section 76.64(d) of the FCC Rules, which (a) is located within the Area of Dominant Influence ("ADI"), as defined by Arbitron, in which Station is located, or (b) was actually carrying Station's signal as of April 1, 1993, or (c) with respect to cable systems, serving an area in which Station is "significantly viewed" (as determined by the FCC) as of April 1, 1993; provided, however, that any such exercise pursuant to FCC Rules with respect to NBC programs shall not be deemed to constitute a license by NBC; and provided, further, that at such time as NBC adopts a term in substitution for the term "ADI" by reason of any similar action by the FCC or other appropriate authority, such substitute term shall replace the references to "ADI" herein. NBC reserves the right to restrict such signal carriage with respect to NBC programming in the event of a change in applicable law, rule or regulation.

     17. Limitations on Retransmission Consent. In consideration of the grant by NBC to Station of the non-duplication protection provided in the most recent amendment to this Agreement, Station hereby agrees as follows:

          (a) Station shall not grant consent to the retransmission of its broadcast signal by any cable television system, or, except as provided in Paragraph 17(b) below, to any other MVPD whose carriage of broadcast signals requires retransmission consent, if such cable system or MVPD is located outside the ADI to which Station is assigned, unless Station's signal was actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is "significantly viewed" (as determined by the FCC) as of April 1, 1993; provided, however, that at each renewal of this Agreement, in the event Station can demonstrate to NBC that it is "significantly viewed" (as determined by the FCC) in areas in addition to those in which it was "significantly viewed" as of April 1, 1993 ("Additional Viewing Areas"), NBC agrees that it will negotiate in good faith with Station regarding a possible extension of Station's grant of the right to retransmit its broadcast signal to cable systems in the Additional Viewing Areas.

                  (b) Station shall not grant consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station's own ADI or is an "unserved household" as defined in Section 119(d) or any successor provision of Title 17 of the United States Code.

         18. Remedies for Unauthorized Copving and Transmission. If Station violates any of the provisions set forth in Paragraphs 16 and 17 above, NBC may, in addition to any other of its rights or remedies at law or in equity under this Agreement or any amendment thereto, terminate this Agreement by written notice to Station given at least ninety (90) days prior to the effective date of such termination.

         19. Applicable Law. The obligations of Station and NBC under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC), and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts negotiated, executed and performed entirely therein (without regard to principles of conflicts of laws).

         20. Waiver. A waiver by either of the parties hereto of a breach of any provision of thi9 s Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or any other provision hereof.

         21. Notices. Any notices hereunder shall be in writing and shall be given by personal delivery, overnight courier service, or registered or certified mail, addressed to the respective addresses set forth on the first page of this Agreement or at such other address or addresses as may be specified in writing by the party to whom the notice is given. Such notices shall be deemed given when personally delivered, delivered to an overnight courier service or mailed, except that notice of change of address shall be effective only from the date of its receipt.

         22. Captions. The captions of the paragraphs in this Agreement are for convenience only and shall not in any way affect the interpretation hereof.

         23. Entire Agreement. The foregoing constitutes the entire agreement between Station and NBC with respect to the subject matter hereof, all prior understandings being merged herein, except for the most recent amendment with respect to network nonduplication protection under FCC Rules Section 76.92 and the Satellite Agreement. This Agreement may not be changed, modified, renewed, extended or discharged, except as specifically provided herein or by an agreement in writing signed by the parties hereto.

         24. Confidentiality. The parties agree to use their best efforts to preserve the confidentiality of this Agreement and of the terms and conditions set forth herein, and the exhibits annexed hereto, to the fullest extent permissible by law. The parties recognize that Section 73.3613 of the FCC's Rules and Regulations requires the filing with the FCC of television network affiliation agreements by each affiliate, but are unaware of any requirement for the filing of exhibits annexed to such affiliation agreements. In the event that the FCC should request either party to file said exhibits, that party shall give prompt notice to the other, and shall submit said exhibits to the FCC with a request that said exhibits be withheld from public inspection pursuant to Section 0.459 of the FCC's Rules and Regulations on the grounds that said exhibits contain confidential commercial or financial information that would customarily be guarded from competitors and not be released to the public.

         25. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

                 If the foregoing is in accordance with your understanding, please indicate your acceptance on the copy of this Agreement enclosed for that purpose and return that copy to NBC.

                                             Very truly yours,

                                             NATIONAL BROADCASTING COMPANY, INC.

                                             By: /s/ John Damiano
                                                -----------------------------



ABILENE RADIO & TELEVISION STATIONS, INC.

By :
    ---------------------------------


ABILENE RADIO & TELEVISION CO.

By: /s/ Gary Ackers
    ---------------------------------
        President

                                  EXHIBIT "A"

                              ECONOMIC ADJUSTMENTS

                 Adjustments due to a preemption of or other failure to broadcast an NBC program referred to in Paragraph 4(b) of this Agreement will be calculated using the following two factors:

                 1. "Station's NBC delivery percentage" which is the Station's audience contribution to NBC Network programs expressed as a percentage. (This is the same NBC delivery percentage used in the annual compensation evaluation.)

                 2. "Program revenue" which is the average NBC Network revenue for the preempted program. (NOTE: Program revenue will be the average revenue per program based on total annual revenue for that program, except revenue for each prime time program, which will be adjusted for the day of the week and the quarter in which the program is aired.)

                 Station's NBC delivery percentage is multiplied by the program revenue to yield the dollar adjustment. An example:

                           Station preempts "Program X"

                           Station's NBC Network delivery % = 2.1%

                           NBC's revenue for "Program X" = $900,000

                           $900,000 x 2.1% = $18,900 payment to NBC

                                                                     EXHIBIT "B"

KRBC-TV, ABILENE, TEXAS
                              Compensation Matrix

(NETWORK STATION RATE __________  X HOURS CARRIED X % BELOW)

MON - SUN                                  6PM - 11PM*             30%
--------------------------------------------------------------------------------

MON - SUN                                  5PM - 6 PM*             15%

                                          11PM - 1AM

SAT - SUN                                  4PM - 5PM

--------------------------------------------------------------------------------

MON - FRI                                  9AM - 5PM               11.06%

--------------------------------------------------------------------------------

SUN                                        7AM - 4PM**             10.5%

SAT                                        2PM - 4PM

--------------------------------------------------------------------------------

SAT                                        7AM - 2PM**              7.88%

--------------------------------------------------------------------------------

NIGHTLY NEWS                               MON - FRI                0%
NIGHTLY NEWS                               SAT - SUN               10%

--------------------------------------------------------------------------------

TONIGHT SHOW                                                        7.5%.

--------------------------------------------------------------------------------

LATE NIGHT                                                         10.25%

--------------------------------------------------------------------------------

FRIDAY NIGHT                                                        4.75%

--------------------------------------------------------------------------------

LATER                                                               4%

--------------------------------------------------------------------------------

SATURDAY NIGHT LIVE                                                 6.67%

--------------------------------------------------------------------------------


 * EXCLUDING NIGHTLY NEWS
 **EXCLUDING SATURDAY AND SUNDAY TODAY

All times above are expressed in terms of your station's then current local time.

                                  EXHIBIT "C"

                             KRBC-TV NEWS PROGRAMS

                                Monday - Friday

                                 6:00-6:30 A.M
                                10:00-10:30 P.M.

                                    Saturday

                                10:00-10:30 P.M.

                                     Sunday

                                10:00-10:30 P.M.

NBC acknowledges that KACB does not maintain its own local news operations and currently broadcasts KRBC-TV local news programs, but in the event KACB discontinues its broadcast of KRBC-TV local news programs, NBC confirms that notwithstanding anything contained in Paragraph 5 of this Agreement to the contrary, Station shall not be deemed in breach of its obligation as set forth in Paragraph 5(d)(ii) solely by reason of such discontinuance.

30 Rockefeller Plaza      A Division of            PETER R. Flynn
New York, NY 10112        National Broadcasting    Director
212 664-3945              Company, Inc.            Regional Affiliate Relations

NBC
TV NETWORK

                                                         EXHIBIT "D"
January 11, 1995

Ms. Mary Cooksey
Promotion Director
KRBC-TV
4510 S. 14th St.
Abilene, Texas 79605

Dear Mary

Enclosed in this folder you will find copies of the forms which must be submitted each quarter in order for you to participate in the primetime promotion plan, which, when executed entitles the station to 10% of its annual compensation.

Just to briefly review the concept: the idea is to earmark local promotion time with a NATIONAL value of $11 million dollars (equal to 10% of the total compensation pool for all stations) to support NBC's primetime line-up, especially the 10 PM NYT head-ins to your local news.

The forms are essentially the same as 1994's. There is a PLANNING WORKSHEET for all four quarters which should be filled out with your projected GRP delivery for each quarter, meeting the annual 2600 GRP total. Please return the completed form to me. Then, you'll also find individual PER-QUARTER forms which should be submitted no later than the 15th of the month following the quarter just ended. Simply fill in your GRP's, give us any comments or qualifying statements, sign the form at the bottom and fax it to (212) 664-2495, the number at the top of each form.

Please, call me should you have questions or comments.

Thank you for your cooperation in 1994 and let's do it to them again this year!

Sincerely,

cc- Ken Knox
Loretta Alden, NBC

                                  EXHIBIT "E"
                                LOCAL INVENTORY
                           REGULAR SCHEDULED PROGRAMS

                                        Weekly          Weekly
                                         Units          Minutes
                                        -----------------------
Primetime                                 106             53'
Late Night                                215            107' 30"
Daytime                                   115             57' 30"
News                                      219            109' 30"

                                  EXHIBIT "F"
                              SATELLITE AGREEMENT









20